Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124647) pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan and in the Registration Statement (Form F-3 No. 333-137697) and related prospectus of Teekay LNG Partners L.P. for the registration of up to $400,000,000 in total aggregate offering price of an indeterminate number of common units and debt securities of our report dated May 11, 2007, with respect to the consolidated balance sheet of Teekay GP L.L.C. and its subsidiaries at December 31, 2006 included in this Form 6-K.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
May 14, 2007	Chartered Accountants